Exhibit 99.1
PRESS RELEASE

Beazer Homes Reports First Quarter Fiscal 2016 Results

ATLANTA, February 4, 2016 - Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced its financial results for the three months ended December 31, 2015.
The Company reported net income from continuing operations of $1.2 million for the quarter ended December 31, 2015, which included an $828 thousand loss on the extinguishment of debt and a $3.6 million benefit from insurance recoveries. This compared with a net loss of $18.1 million for the quarter ended December 31, 2014, which included $13.6 million of charges related to unexpected warranty expenses.
Increases in both home closings and average selling price (“ASP”) contributed to substantially higher revenue, Adjusted EBITDA and net income compared to the prior year. Home closings of 1,049 were up 18.5%, while ASP increased to $320.9 thousand, and Adjusted EBITDA of $25.9 million was up $9.6 million, or 59.0%, versus last year.
The Company’s backlog value for the quarter ended December 31, 2015 was $634.6 million, a 13.2% increase from the prior year quarter, despite a 4.5% reduction in new home orders in the quarter. After a slow start to the quarter, the sales pace improved in November and December to a level in line with expectations.
Operating margins improved, as an expected reduction in gross margin compared to the prior year was more than fully offset by a reduction in selling, general and administrative expenses as a percentage of revenue.
Relative to the Company’s objective to achieve $2 billion in revenue with Adjusted EBITDA of at least $200 million, referred to as the “2B-10” Plan, for the trailing twelve months, revenue was $1.7 billion, up 18.8%, and Adjusted EBITDA of $153.7 million was up more than $25.8 million, or 20.2%, compared to last year.
This improvement in profitability was achieved as the Company took steps to reduce its financial leverage. During the quarter, approximately $23 million of the Company’s senior notes due in 2016 was repurchased, with an additional $5 million retired subsequent to quarter end. The Company intends to further reduce debt over the balance of the fiscal year, as management continues to pursue its balanced growth approach.
“We are pleased with our fiscal first quarter results, as our focus on operational improvements allowed us to generate strong top line growth from a combination of more closings and a higher average selling price, and substantially improved profitability,” said Allan Merrill, CEO of Beazer Homes.
Mr. Merrill continued, “We’re well positioned heading into the spring selling season, as demand patterns in January continue to point to a steady housing recovery in the coming year. At the same time, we will take further steps to reduce our leverage, reflecting our view that doing so will create long-term shareholder value.”

Summary results for the three months ended December 31, 2015 are as follows:
Q1 Results from Continuing Operations (unless otherwise specified)

	Quarter Ended December 31,
	2015	2014	Change*
New Home Orders	923	966	(4.5)%
Orders per community per month	1.8	2.1	(14.3)%
Actual community count at month-end	169	156	8.3%
Average active community count	169	154	9.7%
Cancellation rates	25.8%	21.4%	440 bps

Total Home Closings	1,049	885	18.5%
Average selling price from closings (in thousands)	$320.9	$295.6	8.6%
Homebuilding revenue (in millions)	$336.6	$261.6	28.7%
Homebuilding gross margin, excluding impairments and abandonments (I&A)	17.5%	13.5%	400 bps
Homebuilding gross margin, excluding I&A and interest amortized to cost of sales	21.5%	16.6%	490 bps
Homebuilding gross margin, excluding I&A, interest amortized to cost of sales and unexpected warranty costs	20.4%	21.8%	-140 bps

Income (loss) from continuing operations before income taxes (in millions)	$1.8	$(18.8)	$20.6
Provision for (benefit from) income taxes (in millions)	$0.6	$(0.7)	$1.3
Net income (loss) from continuing operations (in millions)	$1.2	$(18.1)	$19.3
Basic and diluted Income (Loss) Per Share from continuing operations	$0.04	$(0.68)	$0.72

Total Company land and land development spending (in millions)	$111.7	$145.4	$(33.8)
Total Company Adjusted EBITDA, excluding unexpected warranty costs and a litigation settlement in discontinued operations (in millions)	$25.9	$16.3	59.0%
LTM Adjusted EBITDA, excluding unexpected warranty costs and a litigation settlement in discontinued operations (in millions)	$153.7	$127.9	20.2%
* Change is calculated using unrounded numbers.

As of December 31, 2015

	As of December 31,
	2015	2014	Change
Backlog units	1,912	1,771	8.0%
Dollar value of backlog (in millions)	$634.6	$560.5	13.2%
ASP in backlog (in thousands)	$331.9	$316.5	4.9%
Land and lots controlled	25,326	27,908	(9.3)%

Conference Call

The Company will hold a conference call on February 4, 2016 at 10:00 a.m. ET to discuss these results. Interested parties may listen to the conference call and view the Company’s slide presentation over the Internet by visiting the “Investor Relations” section of the Company's website at www.beazer.com. To access the conference call by telephone, listeners should dial 800-619-8639 (for international callers, dial 312-470-7002). To be admitted to the call, verbally supply the passcode “BZH.” A replay of the call will be available shortly after the conclusion of the live call. To directly access the replay, dial 800-964-3799 or 203-369-3115 and enter the passcode “3740” (available until 11:59 p.m. ET on February 11, 2016), or visit www.beazer.com. A replay of the webcast will be available at www.beazer.com for at least 30 days.

Headquartered in Atlanta, Beazer Homes is a geographically diversified homebuilder with active operations in 13 states within three geographic regions in the United States. The Company's homes meet or exceed the benchmark for energy-efficient home construction as established by ENERGY STAR® and are designed with Choice Plans to meet the personal preferences and lifestyles of its buyers. In addition, the Company is committed to providing a range of preferred lender choices to facilitate transparent competition between lenders and enhanced customer service. The Company's active operations are in the following states: Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, North Carolina, South Carolina, Tennessee, Texas and Virginia. Beazer Homes is listed on the New York Stock Exchange under the ticker symbol “BZH.” For more info visit Beazer.com, or check out Beazer on Facebook and Twitter.

This press release contains forward-looking statements. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things: (i) economic changes nationally or in local markets, including changes in consumer confidence, declines in employment levels, inflation and increases in the quantity and decreases in the price of new homes and resale homes on the market; (ii) the cyclical nature of the homebuilding industry and a potential deterioration in homebuilding industry conditions; (iii) continuing severe weather conditions or other related events could result in delays in land development or home construction, increase our costs or decrease demand in the impacted areas; (iv) our cost of and ability to access capital, due to factors such as limitations in the capital markets or adverse credit market conditions, and otherwise meet our ongoing liquidity needs, including the impact of any downgrades of our credit ratings or reductions in our tangible net worth or liquidity levels; (v) our ability to reduce our outstanding indebtedness and to comply with covenants in our debt agreements or satisfy such obligations through repayment or refinancing; (vi) the availability and cost of land and the risks associated with the future value of our inventory, such as additional asset impairment charges or writedowns; (vii) estimates related to homes to be delivered in the future (backlog) are imprecise, as they are subject to various cancellation risks that cannot be fully controlled; (viii) shortages of or increased prices for labor, land or raw materials used in housing production and the level of quality and craftsmanship provided by our subcontractors; (ix) a substantial increase in mortgage interest rates, increased disruption in the availability of mortgage financing, a change in tax laws regarding the deductibility of mortgage interest, or an increased number of foreclosures; (x) increased competition or delays in reacting to changing consumer preference in home design; (xi) factors affecting margins such as decreased land values underlying land option agreements, increased land development costs on communities under development or delays or difficulties in implementing initiatives to reduce production and overhead cost structure; (xii) estimates related to the potential recoverability of our deferred tax assets; (xiii) potential delays or increased costs in obtaining necessary permits as a result of changes to, or complying with, laws, regulations, or governmental policies and possible penalties for failure to comply with such laws, regulations and governmental policies, including these related to the environment;
(xiv) the results of litigation or government proceedings and fulfillment of the obligations in the consent orders with governmental authorities and other settlement agreements; (xv) the impact of construction defect and home warranty claims, including water intrusion issues in Florida and New Jersey; (xvi) the cost and availability of insurance and surety bonds; (xvii) the performance of our unconsolidated entities and our unconsolidated entity partners; (xviii) the impact of information technology failures or data security breaches; (xix) terrorist acts, natural disasters, acts of war or other factors over which the Company has little or no control; or (xx) the impact on homebuilding in key markets of governmental regulations limiting the availability of water.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time and it is not possible for management to predict all such factors.

CONTACT: Beazer Homes USA, Inc.

David I. Goldberg
Vice President of Treasury and Investor Relations
770-829-3700
investor.relations@beazer.com

-Tables Follow-

BEAZER HOMES USA, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
($ in thousands, except per share data)

	Three Months Ended
	December 31,
	2015	2014
Total revenue	$344,449	$265,764
Home construction and land sales expenses	285,511	230,546
Inventory impairments and abandonments	1,356	—
Gross profit	57,582	35,218
Commissions	13,774	10,926
General and administrative expenses	31,669	31,441
Depreciation and amortization	2,991	2,341
Operating income (loss)	9,148	(9,490)
Equity in income of unconsolidated entities	60	142
Loss on extinguishment of debt	(828)	—
Other expense, net	(6,565)	(9,434)
Income (loss) from continuing operations before income taxes	1,815	(18,782)
Expense (benefit) from income taxes	616	(696)
Income (loss) from continuing operations	1,199	(18,086)
Loss from discontinued operations, net of tax	(200)	(4,254)
Net income (loss)	$999	$(22,340)
Weighted average number of shares:
Basic	31,757	26,457
Diluted	31,844	26,457
Basic income (loss) per share:
Continuing operations	$0.04	$(0.68)
Discontinued operations	$(0.01)	$(0.16)
Total	$0.03	$(0.84)
Diluted income (loss) per share
Continuing operations	$0.04	$(0.68)
Discontinued operations	$(0.01)	$(0.16)
Total	$0.03	$(0.84)

	Three Months Ended
	December 31,
	2015	2014
Capitalized interest in inventory, beginning of period	$123,457	$87,619
Interest incurred	30,088	30,283
Interest expense not qualified for capitalization and included as other expense	(7,432)	(9,747)
Capitalized interest amortized to house construction and land sales expenses	(13,651)	(8,287)
Capitalized interest in inventory, end of period	$132,462	$99,868

BEAZER HOMES USA, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
($ in thousands, except share and per share data)

	December 31, 2015	September 30, 2015
ASSETS
Cash and cash equivalents	$144,881	$251,583
Restricted cash	39,351	38,901
Accounts receivable (net of allowance of $921 and $1,052, respectively)	50,555	52,379
Income tax receivable	269	419
Owned Inventory	1,729,937	1,697,590
Investments in unconsolidated entities	11,721	13,734
Deferred tax assets, net	325,058	325,373
Property and equipment, net	20,236	22,230
Other assets	16,688	18,994
Total assets	$2,338,696	$2,421,203
LIABILITIES AND STOCKHOLDERS’ EQUITY
Trade accounts payable	$81,395	$113,539
Other liabilities	122,268	148,966
Total debt (net of discounts of $3,449 and $3,639, respectively)	1,502,056	1,528,275
Total liabilities	$1,705,719	$1,790,780
Stockholders’ equity:
Preferred stock (par value $.01 per share, 5,000,000 shares authorized, no shares issued)	$—	$—
Common stock (par value $0.001 per share, 63,000,000 shares authorized, 33,092,491 issued and outstanding and 32,660,583 issued and outstanding, respectively)	33	33
Paid-in capital	859,108	857,553
Accumulated deficit	(226,164)	(227,163)
Total stockholders’ equity	632,977	630,423
Total liabilities and stockholders’ equity	$2,338,696	$2,421,203

Inventory Breakdown
Homes under construction	$386,409	$377,281
Development projects in progress	808,223	809,900
Land held for future development	271,321	270,990
Land held for sale	54,546	44,555
Capitalized interest	132,462	123,457
Model homes	76,976	71,407
Total owned inventory	$1,729,937	$1,697,590

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA – CONTINUING OPERATIONS
($ in thousands, except otherwise noted)

	Quarter Ended December 31,
SELECTED OPERATING DATA	2015	2014
Closings:
West region	492	316
East region	257	305
Southeast region	300	264
Total closings	1,049	885

New orders, net of cancellations:
West region	422	405
East region	248	286
Southeast region	253	275
Total new orders, net	923	966

Backlog units at end of period:
West region	885	646
East region	478	581
Southeast region	549	544
Total backlog units	1,912	1,771

Dollar value of backlog at end of period (in millions)	$634.6	$560.5

Homebuilding revenue:
West region	$157,196	$86,318
East region	94,345	101,832
Southeast region	85,052	73,432
Total homebuilding revenue	$336,593	$261,582

	Quarter Ended December 31,
SUPPLEMENTAL FINANCIAL DATA	2015	2014
Revenues:
Homebuilding	$336,593	$261,582
Land sales and other	7,856	4,182
Total	$344,449	$265,764

Gross profit (loss):
Homebuilding	$58,063	$35,277
Land sales and other	(481)	(59)
Total	$57,582	$35,218

Reconciliation of homebuilding gross profit before impairments and abandonments and interest amortized to cost of sales and the related gross margins to homebuilding gross profit and gross margin, the most directly comparable GAAP measure, is provided for each period discussed below. Management believes that this information assists investors in comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective level of impairments and level of debt.
In addition, given the unusual size and nature of the charges recorded related to the Florida stucco issues during the three months ended December 31, 2015 and 2014, homebuilding gross profit is also shown excluding these charges. Management believes that this representation best reflects the operating characteristics of the Company.

	Quarter Ended December 31,
	2015		2014
Homebuilding gross profit	$58,063	17.3%	$35,277	13.5%
Inventory impairments and abandonments (I&A)	788		—
Homebuilding gross profit before I&A	58,851	17.5%	35,277	13.5%
Interest amortized to cost of sales	13,367		8,194
Homebuilding gross profit before I&A and interest amortized to cost of sales	72,218	21.5%	43,471	16.6%
Unexpected warranty costs related to Florida stucco issues (net of expected insurance recoveries)	(3,612)		13,582
Homebuilding gross profit before I&A, interest amortized to cost of sales and unexpected warranty costs	$68,606	20.4%	$57,053	21.8%
Reconciliation of Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, debt extinguishment, impairments and abandonments) to total Company net loss, the most directly comparable GAAP measure, is provided for each period discussed below. Management believes that Adjusted EBITDA assists investors in understanding and comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies’ respective capitalization, tax position and level of impairments.
In addition, given the unusual size and nature of certain charges recorded during the periods presented, Adjusted EBITDA is also shown excluding these charges. Management believes that this representation best reflects the operating characteristics of the Company.

	Three Months Ended December 31,		LTM Ended December 31, (a)
	2015	2014	2015	2014
Net income (loss)	$999	$(22,340)	$367,433	$17,181
Provision (benefit) from income taxes	506	(697)	(324,724)	(42,551)
Interest amortized to home construction and land sales expenses, capitalized interest impaired and interest expense not qualified for capitalization	21,083	18,034	89,035	86,716
Depreciation and amortization and stock compensation amortization	4,747	3,715	20,505	16,065
Inventory impairments and abandonments	1,356	—	4,465	8,031
Loss on debt extinguishment	828	—	908	19,917
Adjusted EBITDA	$29,519	$(1,288)	$157,622	$105,359
Unexpected warranty costs related to Florida stucco issues (net of expected insurance recoveries)	(3,612)	13,582	(3,612)	17,872
Unexpected warranty costs related to water intrusion issues in New Jersey (net of expected insurance recoveries)	—	—	—	648
Litigation settlement in discontinued operations	—	4,000	(340)	4,000
Adjusted EBITDA excluding unexpected warranty costs and a litigation settlement in discontinued operations	$25,907	$16,294	$153,670	$127,879

(a) “LTM” indicates amounts for the trailing 12 months.